Exhibit 4

Consent of Independent Accountants

We hereby consent to the inclusion in this Annual Report on Form 40-F of Tesco Corporation of our report dated March 14, 2006 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders.

Chartered Accountants

Calgary, Alberta

March 14, 2006

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.